UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☑  Preliminary Information Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐  Definitive Information Statement

TIME WARNER CABLE INC.
(Name of Registrant As Specified In Its Charter)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies: Class A Common Stock, $0.01 par value.

(2)	Aggregate number of securities to which transaction applies: 902,013,262 shares of Class A Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)	Proposed maximum aggregate value of transaction: N/A

(5)	Total fee paid: N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

          , 2009

Dear Stockholder:

As previously announced, Time Warner Cable Inc. (“we,” “us,” “our,” “TWC” or the “Company”) and Time Warner Inc. (“Time Warner”) have agreed to legally and structurally separate TWC from Time Warner. The separation will be accomplished by Time Warner distributing its entire interest in TWC to its stockholders pursuant to either (a) a pro rata dividend in a spin-off, (b) an exchange offer in a split-off or (c) a combination thereof (the “Distribution”). Prior to the Distribution, we will pay a special cash dividend to holders of our outstanding Class A common stock (the “TWC Class A common stock”) and our outstanding Class B common stock (the “TWC Class B common stock”) in an amount equal to $10.27 per share (aggregating $10.855 billion) (the “Special Dividend”) and file a Second Amended and Restated Certificate of Incorporation to, among other things, reclassify (the “Recapitalization”) each share of TWC Class A common stock and TWC Class B common stock into one share of our common stock, par value $0.01 per share (the “TWC Common Stock”). Following the payment of the Special Dividend, the market price and trading ranges for TWC Common Stock may be significantly lower than the market price and trading ranges of TWC Class A common stock prior to the payment of the Special Dividend. Accordingly, our Board of Directors (the “Board”) has authorized, and our controlling stockholder has consented to, the implementation of a reverse stock split, which will result in fewer shares of TWC Common Stock being outstanding. The Board believes that, if effected, a reverse stock split is likely to increase the per share trading price and improve the marketability and liquidity of TWC Common Stock. As explained in more detail in the accompanying Information Statement, we expect that the reverse stock split will occur around the time of the payment of the Special Dividend or some time after the date on which Time Warner commences the distribution of its interest in TWC to Time Warner’s stockholders and will announce the date publicly once it has been established.

This Notice and the accompanying Information Statement are being furnished to our stockholders in connection with action taken by written consent in lieu of a meeting of our stockholders by a subsidiary of Time Warner, Warner Communications Inc. (“WCI”), in its capacity as the holder of a majority of the outstanding shares of TWC Class A common stock and all of the outstanding shares of TWC Class B common stock, consenting to the following:

•	the authorization of the Board to effect, in its discretion and subject to certain timing restrictions, a reverse stock split of the outstanding and treasury shares of TWC Common Stock, at a reverse stock split ratio of either 1-for-2 or 1-for-3, as determined by the Board; and

•	the adoption of a corresponding amendment to our certificate of incorporation to effect the reverse stock split and to reduce proportionately the number of shares of TWC Common Stock that the Company is authorized to issue, subject to the Board’s authority to abandon such amendment.

The accompanying Information Statement is being provided to you for your information to comply with the requirements of the Securities Exchange Act of 1934, as amended. This Information Statement constitutes notice of corporate action without a meeting by less than unanimous consent of the Company’s stockholders pursuant to Section 228(e) of the Delaware General Corporation Law covering the items to which WCI consented on February 10, 2009. You are urged to read the Information Statement carefully in its entirety. However, no action is required on your part in connection with this document, the reverse stock split and the related actions. No meeting of our stockholders will be held or proxies requested for these matters since they have already been consented to by WCI, acting by written consent in lieu of a meeting, in its capacity as the holder of a majority of the outstanding shares of TWC Class A common stock and all of the outstanding shares of TWC Class B common stock.

Under the rules of the Securities and Exchange Commission, the corporate actions that are described above may be effected no earlier than 20 calendar days after we have mailed the accompanying Information Statement to our stockholders. Moreover, we will not file the certificate of amendment to our Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the reverse stock split unless and until the Recapitalization is effected in connection with the completion of our separation from Time Warner, which is expected to occur in early 2009.

Sincerely,

Marc Lawrence-Apfelbaum
Executive Vice President, General Counsel
and Secretary

TIME WARNER CABLE INC.
ONE TIME WARNER CENTER
NORTH TOWER
NEW YORK, NEW YORK 10019

INFORMATION STATEMENT PURSUANT TO SECTION 14C
OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE BEEN CONSENTED TO BY THE HOLDER OF A MAJORITY OF THE SHARES OF THE COMPANY’S CLASS A COMMON STOCK AND ALL OF ITS CLASS B COMMON STOCK. THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND THE COMPANY A PROXY. THERE ARE NO APPRAISAL RIGHTS WITH RESPECT TO THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT.

About this Information Statement

This Information Statement is being mailed on or about          , 2009 to the holders of record at the close of business on February 10, 2009 of shares of Class A common stock, par value $0.01 per share (the “TWC Class A common stock”), of Time Warner Cable Inc., a Delaware corporation (“we,” “us,” “our,” “TWC” or the “Company”). As previously announced, TWC and Time Warner Inc. (“Time Warner”) have agreed to legally and structurally separate TWC from Time Warner. The separation will be accomplished by Time Warner distributing its entire interest in TWC to its stockholders pursuant to either (a) a pro rata dividend in a spin-off, (b) an exchange offer in a split-off or (c) a combination thereof (the “Distribution”). Prior to the Distribution, we will pay a special cash dividend to holders of outstanding TWC Class A common stock and our outstanding Class B common stock, par value $0.01 per share (the “TWC Class B common stock”), in an amount equal to $10.27 per share (aggregating $10.855 billion) (the “Special Dividend”) and file a Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate of Incorporation”) to, among other things, reclassify (the “Recapitalization”) each share of TWC Class A common stock and TWC Class B common stock into one share of our common stock, par value $0.01 per share (the “TWC Common Stock”). All of the transactions that will be completed to effect our separation from Time Warner, including the payment of the Special Dividend, the Recapitalization and the Distribution, are referred to collectively as the “Separation.” Following the payment of the Special Dividend, the market price and trading ranges for TWC Common Stock may be significantly lower than the market price and trading ranges of TWC Class A common stock prior to the payment of the Special Dividend. Accordingly, our Board of Directors (the “Board”) has authorized, and our controlling stockholder has consented to, the implementation of a reverse stock split, which will result in fewer shares of TWC Common Stock being authorized and outstanding. Under the terms of the consent, we are only permitted to implement the reverse stock split either (i) on the date of and following the Recapitalization, but prior to the effective time of the record date for the Distribution or (ii) during the period that begins ten days after the date on which Time Warner commences the distribution of its interest in TWC to Time Warner’s stockholders and ends six months after the date of the Recapitalization. The Board believes that, if effected, a reverse stock split is likely to increase the per share trading price and improve the marketability and liquidity of TWC Common Stock.

This Notice and the accompanying Information Statement are being furnished to our stockholders in connection with action taken by written consent in lieu of a meeting of our stockholders by a subsidiary of Time Warner, Warner Communications Inc. (“WCI”), in its capacity as the holder of a majority of the outstanding shares of TWC Class A common stock and all of the outstanding shares of TWC Class B common stock, consenting to the following:

•	the authorization of the Board to effect, in its discretion and subject to the timing restrictions described above, a reverse stock split of the outstanding and treasury shares of TWC Common Stock, at a reverse stock split ratio of either 1-for-2 or 1-for-3, as determined by the Board; and

•	the adoption of a corresponding amendment to our certificate of incorporation to effect the reverse stock split and to reduce proportionately the number of shares of TWC Common Stock that the Company is authorized to issue, subject to the Board’s authority to abandon such amendment.

For further information about the reverse stock split, see the section entitled “Background of the Reverse Stock Split” in this Information Statement.

BACKGROUND OF THE REVERSE STOCK SPLIT

Board and Stockholder Authorization

On January 30, 2009, the Board authorized a reverse stock split of TWC Common Stock and a corresponding amendment to our Second Amended and Restated Certificate of Incorporation to effect the reverse stock split and to reduce proportionately the number of shares of TWC Common Stock that the Company is authorized to issue. The Second Amended and Restated Certificate of Incorporation will become effective in connection with the Separation. The Board’s authorization permits the Board to determine (a) whether to effect or abandon the reverse stock split and (b) whether the reverse stock split ratio will be 1-for-2 or 1-for-3. The Board authorized the reverse stock split and corresponding amendment with the primary intent of increasing the per share trading price and improving the marketability and liquidity of TWC Common Stock after the payment of the Special Dividend. See the section entitled “Reasons for the Reverse Stock Split” for additional information.

As of the date of WCI’s consent, WCI owned approximately 82.7% of the outstanding shares of TWC Class A common stock and 100% of the outstanding shares of TWC Class B common stock, which together represented approximately 84% of TWC’s common stock and a 90.6% voting interest. On February 10, 2009, WCI, in its capacity as the owner of a majority of the Company’s outstanding common stock, consented to the reverse stock split of TWC Common Stock at a ratio of either 1-for-2 or 1-for-3, the proportionate reduction in the number of shares of TWC Common Stock that the Company is authorized to issue and a corresponding amendment to our Second Amended and Restated Certificate of Incorporation in accordance with Section 228 of the Delaware General Corporation Law (the “DGCL”). WCI’s consent gives the Board the authority to determine (a) whether to effect or abandon the reverse stock split and (b) whether the reverse stock split ratio will be 1-for-2 or 1-for-3. Under the terms of WCI’s consent, the Board is only permitted to effect the reverse stock split either (i) on the date of and following the Recapitalization, but prior to the effective time of the record date for the Distribution or (ii) during the period that begins ten days after the date on which Time Warner commences the distribution of its interest in TWC to Time Warner’s stockholders and ends six months after the date of the Recapitalization. If the Company does not pay the Special Dividend and effect the Recapitalization, the Board will not implement the reverse stock split. Because the Separation Agreement governing TWC’s separation from Time Warner prohibits TWC from making certain changes to its capital structure prior to the effective time of the record date for the Distribution, on February 10, 2009, Time Warner entered into a letter agreement with TWC consenting to the reverse stock split if it is effected on the date of the Recapitalization but prior to the effective time of the record date for the Distribution.

AMENDMENT TO THE SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

If the Board determines to effect the reverse stock split, the Company will file with the Secretary of State of the State of Delaware an amendment to its Second Amended and Restated Certificate of Incorporation in the form attached to this Information Statement as Appendix A (if the Board decides to effect a reverse stock split at a ratio of 1-for-2) or Appendix B (if the Board decides to effect a reverse stock split at a ratio of 1-for-3). Each relevant amendment would proportionately reduce the number of shares of TWC Common Stock that the Company is authorized to issue. The Board adopted and WCI, in its capacity as the holder of a majority of the Company’s outstanding common stock, consented to and approved each form of amendment. The Company will file the appropriate amendment with the Secretary of State of the State of Delaware only if (i) the Special Dividend is paid and Time Warner has received its pro rata share of the Special Dividend, (ii) the Recapitalization occurs and (iii) the Board determines to effect the reverse stock split.

No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the Board determines to implement the reverse stock split, the Company will publicly announce, prior to the effective date of the reverse stock split (the “Effective Date”), additional details regarding the reverse stock split (including the Effective Date and the final reverse stock split ratio, as determined by the

Board). If the Board determines not to implement the reverse stock split, the Company will publicly announce such decision.

Fractional Shares

Stockholders will not receive fractional shares of TWC Common Stock that result from the reverse stock split. Instead, the Company will distribute to each registered stockholder a cash payment (without interest or deduction) in lieu of such fractional shares equal to the fraction of shares to which the stockholder would otherwise be entitled on the Effective Date, multiplied by the volume weighted average price of TWC Common Stock as reported on the New York Stock Exchange Composite Tape on the Effective Date. This cash payment may be subject to applicable U.S. federal, state and local income tax.

No transaction costs will be assessed to stockholders for any cash payment in respect of fractional shares. Stockholders will not be entitled to receive interest for the period of time between the Effective Date and the date payment is made for their fractional share interest in TWC Common Stock. You should also be aware that, under the escheat laws of certain jurisdictions, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.

The par value of each share of TWC Common Stock will remain at $0.01 per share. See the section entitled “Effects of the Reverse Stock Split — Accounting Consequences”.

Effect on Authorized and Outstanding Shares of TWC Common Stock

As of February 6, 2009, TWC’s authorized capital stock consisted of (i) 20,000,000,000 shares of TWC Class A common stock, (ii) 5,000,000,000 shares of TWC Class B common stock and (iii) 1,000,000,000 shares of preferred stock. Upon the effectiveness of TWC’s Second Amended and Restated Certificate of Incorporation, to be filed in connection with the Separation, TWC will be authorized to issue up to 25,000,000,000 shares of TWC Common Stock and 1,000,000,000 shares of preferred stock. Immediately upon the completion of the reverse stock split, TWC will be authorized to issue up to either (i) 12,500,000,000 shares of TWC Common Stock, based on a 1-for-2 reverse stock split ratio, or (ii) 8,333,333,333 shares of TWC Common Stock, based on a 1-for-3 reverse stock split ratio. The reverse stock split will not affect the number of shares of preferred stock the Company is authorized to issue.

As of February 6, 2009, the Company had 902,013,262 shares of TWC Class A common stock and 75,000,000 shares of TWC Class B common stock issued and outstanding. Based on the number of shares of TWC Class A common stock and TWC Class B common stock outstanding as of February 6, 2009, and giving pro forma effect to the Separation, including the issuance of an additional 80,000,000 shares of TWC Class A common stock to a subsidiary of Time Warner in exchange for its interest in one of TWC’s subsidiaries and the Recapitalization, immediately following the completion of the reverse stock split, the Company will have approximately (i) 528,506,631 shares of TWC Common Stock issued and outstanding, in the case of a 1-for-2 reverse stock split ratio, or (ii) 352,337,754 shares of TWC Common Stock issued and outstanding, in the case of a 1-for-3 reverse stock split ratio, in each case without giving effect to payments of cash in lieu of fractional shares, which would further reduce the number of shares of TWC Common Stock issued and outstanding to the extent of such fractional shares.

EFFECTIVE DATE

The Effective Date, if the reverse stock split is implemented by the Board, will be the date and time on which the amendment to our Second Amended and Restated Certificate of Incorporation is accepted and recorded by the Secretary of State of the State of Delaware in accordance with Section 103 of the DGCL or such later time as specified in the amendment. Under the terms of WCI’s consent, the Effective Date cannot occur before the Recapitalization and may only occur either (i) on the date of and following the Recapitalization, but prior to the effective time of the record date for the Distribution or (ii) during the period that begins ten days after the date on which Time Warner commences the distribution of its interest in TWC to Time

Warner’s stockholders and ends six months after the date of the Recapitalization. In no case will the Effective Date be earlier than 20 calendar days after the date this Information Statement is first mailed to the Company’s stockholders.

If, at any time prior to the Effective Date (i) the Special Dividend has not been paid, (ii) the Recapitalization does not occur or (iii) the Board determines, in its sole discretion, to abandon the reverse stock split, the reverse stock split will be abandoned without any further action by the Company’s stockholders.

REASONS FOR THE REVERSE STOCK SPLIT

The Board believes that it is in the best interests of the Company and its stockholders to reduce the number of issued and outstanding shares through a reverse stock split implemented in connection with the payment of the Special Dividend and the Separation. Due in part to the recent decline in U.S. equity markets, the price per share of TWC Class A common stock has declined. The Company is concerned that the recent decrease in the trading price per share of TWC Class A common stock, coupled with the expected decrease resulting from the payment of the Special Dividend, could cause the shares to trade outside of the optimal trading range for a cable company and that this lower trading price could decrease the marketability and liquidity of TWC Common Stock following the Recapitalization. The Board believes that some institutional investors and investment funds may be reluctant to invest, and in some cases may be prohibited from investing, in lower-priced stocks and that brokerage firms may be reluctant to recommend lower-priced stocks to their clients. TWC believes that, following the Recapitalization, the reverse stock split could bring the price of TWC Common Stock back into its target trading range and improve the marketability and liquidity of TWC Common Stock.

Certain Risks Associated with the Reverse Stock Split

Although the reverse stock split may cause an increase in the per share trading price and improve the marketability and liquidity of TWC Common Stock, other factors such as TWC’s financial results, general market and economic conditions and the market perception of TWC’s business may adversely affect the market price, marketability and liquidity of TWC Common Stock. As a result, there can be no assurances that the reverse stock split, if completed, will result in the intended benefits described above and that the market price of TWC Common Stock will increase following the reverse stock split.

EFFECTS OF THE REVERSE STOCK SPLIT

TWC Class A common stock is listed on the NYSE under the symbol “TWC.” Following the Recapitalization, subject to providing notice of issuance to the NYSE, TWC Common Stock will be listed on the NYSE under the symbol “TWC.” TWC Common Stock will continue to be listed on the NYSE under the same ticker symbol after the reverse stock split, although it will be considered a new listing with a new CUSIP number.

Although the number of outstanding shares of TWC Common Stock will decrease following the proposed reverse stock split, the Board does not intend for the reverse stock split to be the first step in a going private transaction within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The reverse stock split will affect all of TWC’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests or proportionate voting power, except to the extent that the reverse stock split will result in TWC’s stockholders receiving cash in lieu of a fractional share. These cash payments will reduce the number of post-reverse stock split stockholders to the extent that there are currently stockholders who would otherwise receive less than one share of TWC Common Stock after the reverse stock split. The other principal effects of the reverse stock split will be that:

•	the number of issued and outstanding and treasury shares of TWC Common Stock will be reduced proportionately based on the final reverse stock split ratio of either 1-for-2 or 1-for-3, as determined by the Board;

•	the number of authorized shares of TWC Common Stock will be reduced proportionately based on the final reverse stock split ratio;

•	based on the final reverse stock split ratio, the per share exercise price of all outstanding option awards will be increased proportionately and the number of shares of TWC Common Stock issuable upon the exercise of all outstanding option awards and the vesting or payment date of all stock units (including restricted stock units and deferred stock units) will be reduced proportionately. These adjustments will result in approximately the same aggregate exercise price being required to be paid upon exercise of outstanding option awards, although the aggregate number of shares issuable upon the exercise of such option awards will be reduced proportionately following the reverse stock split;

•	the number of shares reserved for issuance and any maximum number of shares with respect to which equity awards may be granted to any participant under the Company’s equity-based compensation plan will be reduced proportionately based on the final reverse stock split ratio; and

•	the number of stockholders who own odd lots (fewer than 100 shares) will likely increase. Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in executing sales.

Accounting Consequences

The par value of each share of TWC Common Stock will remain unchanged at $0.01 per share after the reverse stock split. As a result, on the Effective Date, the stated capital on the Company’s balance sheet attributable to TWC Common Stock will be reduced from the current amount in proportion to the final reverse stock split ratio determined by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. TWC’s stockholders’ equity, in the aggregate, will remain unchanged. The shares of TWC Common Stock held in treasury will also be reduced proportionately based on the final reverse stock split ratio determined by the Board. After the reverse stock split, net income or loss per share, and other per share amounts will be increased proportionately because there will be fewer shares of TWC Common Stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the reverse stock split would be recast to give retroactive effect to the reverse stock split.

Dividends

TWC has not paid any cash dividends on its common stock over the last two years. Prior to the Recapitalization and the reverse stock split, TWC will pay the Special Dividend in an aggregate amount of $10.855 billion to holders of outstanding TWC Class A common stock and outstanding TWC Class B common stock in connection with the Separation. Approximately $9.25 billion of the Special Dividend will be paid to Time Warner. The holders of TWC Common Stock will be entitled to receive dividends when, as, and if declared by the Board out of legally paid funds. Following the Separation from time to time, the Board will determine whether to pay dividends based on conditions then existing, including TWC’s earnings, financial condition and capital requirements, as well as economic and other conditions the Board may deem relevant. In addition, TWC’s ability to declare and pay dividends on its common stock is subject to requirements under Delaware law and covenants in its existing debt instruments.

Continued Investment in the Company

Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. See the section entitled “Amendment to the Second Amended and Restated Certificate of

Incorporation — Fractional Shares.” As a result, if you believe that you may not hold sufficient shares of TWC Common Stock at the Effective Date to receive at least one share in the reverse stock split and you want to continue to hold TWC Common Stock after the reverse stock split, you may do so by either:

•	purchasing a sufficient number of shares of TWC Class A common stock (prior to the Recapitalization) or TWC Common Stock (following the Recapitalization but before the Effective Date); or

•	if you have shares of TWC Class A common stock (prior to the Recapitalization) or TWC Common Stock (following the Recapitalization but before the Effective Date) in more than one account, consolidating your accounts, so that in each case you hold a number of shares of TWC Common Stock in your account prior to the reverse stock split that will entitle you to receive at least one share of TWC Common Stock on a post-reverse stock split basis. Shares of TWC Common Stock held in registered form (that is, stock held by you in your own name in the Company’s stock register records maintained by the Company’s transfer agent) and stock held in “street name” (that is, stock held through a bank, broker or other nominee) for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

Effect on Registered and Beneficial Stockholders

Upon completion of the reverse stock split, the Company intends to treat stockholders holding shares of TWC Common Stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as registered stockholders whose shares of TWC Common Stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding shares of TWC Common Stock in “street name;” however, these banks, brokers or other nominees may apply their own specific procedures for processing the reverse stock split. If you hold your shares of TWC Common Stock with a bank, broker or other nominee, and if you have any questions in this regard, the Company encourages you to contact your nominee.

Effect on Registered “Book-Entry” Stockholders

The Company’s registered stockholders may hold some or all of their shares electronically in book-entry form. Stockholders who hold all of their shares electronically will not have stock certificates evidencing their ownership of TWC Common Stock. They will be, however, provided with a statement reflecting the number of shares of TWC Class A common stock (prior to the Recapitalization) or TWC Common Stock (following the Recapitalization) registered in their accounts.

•	If you hold registered shares of TWC Class A common stock (prior to the Recapitalization) or TWC Common Stock (following the Recapitalization) in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares of TWC Common Stock in registered book-entry form or your cash payment in lieu of any fractional interest, if applicable.

•	If you are entitled to post-reverse stock split shares of TWC Common Stock, a transaction statement will be sent to your address of record as soon as practicable after the Effective Date indicating the number of whole shares of TWC Common Stock you hold.

•	If you are entitled to a payment of cash in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the Effective Date. By signing and cashing this check, you will warrant that you owned the shares of TWC Common Stock for which you received a cash payment. See “Amendment to the Second Amended and Restated Certificate of Incorporation — Fractional Shares” above for additional information.

Effect on Registered Certificated Shares

Some registered stockholders of the Company hold their shares in certificate form or a combination of certificate and book-entry form. If any of your shares of common stock are held in certificate form after the Recapitalization, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the Effective Date. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate(s) representing the pre-reverse stock split shares for a statement of holding, together with any payment of cash in lieu of fractional shares to which you are entitled. When you submit your certificate representing the pre-reverse stock split shares, your post-reverse stock split shares will be held electronically in book-entry form. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-reverse stock split shares you own in book-entry form. TWC will not issue a physical stock certificate unless you make a specific request for a share certificate representing your post-reverse stock split ownership interest.

Beginning on the Effective Date, each certificate representing pre-reverse stock split shares of common stock will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Amendment to the Second Amended and Restated Certificate of Incorporation — Fractional Shares.” As described above, you will be required to surrender your certificate representing pre-reverse stock split shares in order to receive the cash payment.

STOCKHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATE(S) AND SHOULD
NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the reverse stock split. This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to stockholders in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and current Treasury regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

All stockholders are urged to consult with their own tax advisors with respect to the tax consequences of the reverse stock split. This discussion does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, partnerships, nonresident alien individuals, broker-dealers, tax-exempt entities, holders that hold shares as part of a hedge, straddle, conversion or other risk reduction transaction, and holders that acquired shares pursuant to the exercise of compensatory stock options, the settlement of restricted stock units or deferred stock units, or otherwise as compensation. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in Section 1221 of the Code. As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

Other than the cash payments for fractional shares discussed above, no gain or loss will generally be recognized by a stockholder upon the exchange of pre-reverse stock split shares for post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares will be the same as the aggregate tax basis of the pre-reverse stock split shares exchanged in the reverse stock split, reduced by any amount allocable to a fractional share for which cash is received. A stockholder’s holding period in the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares exchanged in the reverse stock split.

In general, the receipt of cash by a U.S. holder instead of a fractional share will result in a taxable gain or loss to such holder for U.S. federal income tax purposes. The amount of the taxable gain or loss to the U.S. holder will be determined based on the difference between the amount of cash received by such holder and the portion of the basis of the pre-reverse stock split shares allocable to such fractional interest. The gain or loss recognized will constitute capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the Effective Date.

SECURITY OWNERSHIP

Security Ownership by the Board of Directors and Executive Officers

The following table sets forth information as of the close of business on September 30, 2008, as to the number of shares of TWC Class A common stock and shares of Time Warner common stock, par value $0.01 per share (“Time Warner Common Stock”) beneficially owned by:

•	the Company’s Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers who served in such capacities on December 31, 2007;

•	each current director; and

•	all current executive officers and directors, as a group.

The following table does not give effect to the reverse stock split, the Distribution, the Recapitalization or any adjustments by the Company or Time Warner to outstanding equity awards, the general impact of which is described below.

	TWC Class A Common			Time Warner Common
	Stock Beneficially Owned(1)			Stock Beneficially Owned(1)
		Right to			Right to
	Number of	Acquire	Percent of	Number of	Acquire	Percent of
Name	Shares	Shares(2)	Class	Shares	Shares(3)	Class

Jeffrey L. Bewkes(6)	—	—	*	565,885	5,257,525	*
Carole Black	—	—	*	—	—	*
Glenn A. Britt(4)(6)	5,000	40,355	*	143,436	1,993,916	*
Thomas H. Castro	—	—	*	—	—	*
David C. Chang	—	—	*	2,735	—	*
James E. Copeland, Jr.	20,000	—	*	—	—	*
Peter R. Haje(5)(6)	34,600	—	*	35,501	—	*
Landel C. Hobbs	—	16,478	*	—	631,925	*
Don Logan(6)	20,000	—	*	129,391	4,168,750	*
Robert D. Marcus(6)	—	9,080	*	4,842	700,719	*
John K. Martin, Jr.(6)	—	—	*	6,776	252,450	*
N.J. Nicholas, Jr.	7,000	—	*	—	—	*
Wayne H. Pace(6)	—	—	*	236,137	1,929,688	*
Carl U.J. Rossetti	—	5,044	*	—	564,844	*
All current directors and executive officers as a group (18 persons)(3)-(6)	86,600	86,947	*	1,128,000	15,990,297	*

*	Represents beneficial ownership of less than one percent of the issued and outstanding TWC Class A common stock on September 30, 2008.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include any shares of TWC Class A common stock or Time Warner Common Stock or other TWC or Time Warner equity securities that may be held by pension and profit-

sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees. As of September 30, 2008, the only equity securities of TWC or Time Warner beneficially owned by the named persons or group were shares of TWC Class A common stock, Time Warner Common Stock (including restricted stock), and options to purchase shares of such common stock and restricted stock units reflecting the contingent right to receive such shares. The beneficial ownership of TWC Class A common stock for each of Ms. Black and Messrs. Castro, Chang, Copeland, Haje, Logan and Nicholas does not include in each case 7,049 shares, and for Mr. Pace, 4,484 shares, of TWC Class A common stock issuable six months after termination of service as a member of the Board pursuant to the terms of the restricted stock units issued to them as compensation and 1,885, 5,750, 2,334, 4,807 and 1,696 shares of TWC Class A common stock issuable to Messrs. Chang, Copeland, Haje, Nicholas and Pace, respectively, on the distribution date selected by the director under the Directors’ Deferred Compensation Program.

(2)	Reflects shares of TWC Class A common stock subject to options to purchase TWC Class A common stock issued by TWC which, on September 30, 2008, were unexercised or unvested but were exercisable or expected to vest on or within 60 days after that date. These shares are excluded from the column headed “Number of Shares.”

(3)	Reflects shares of Time Warner Common Stock subject to (a) options to purchase Time Warner Common Stock and (b) restricted stock units issued by Time Warner which, on September 30, 2008, were unexercised or unvested but were exercisable or expected to vest, respectively, on or within 60 days after that date. These shares are excluded from the column headed “Number of Shares.”

(4)	Includes 348 shares of Time Warner Common Stock owned by Mr. Britt’s spouse as to which Mr. Britt disclaims beneficial ownership.

(5)	Includes 2,000 shares of TWC Class A common stock owned by the Peter and Helen Haje Foundation as to which Mr. Haje has sole voting and dispositive power.

(6)	Includes an aggregate of approximately 237,236 shares of Time Warner Common Stock held by a trust under the Time Warner Savings Plan and the TWC Savings Plan, which are defined contribution plans available generally to Time Warner and TWC employees, respectively, for the benefit of the Company’s current executive officers and directors and members of their family, including 94,368 shares for Mr. Bewkes, 34,308 shares for Mr. Britt, 10,501 shares for Mr. Haje, 87,241 shares for Mr. Logan and 745 shares for Mr. Pace. Effective January 1, 2008, Mr. Martin became the Executive Vice President and Chief Financial Officer of Time Warner and was no longer a TWC employee. Accordingly, the shares of Time Warner Common Stock beneficially owned by Mr. Martin, including 2,528 shares held by such trust, are not included in the total number of shares of Time Warner Common Stock held by all current directors and executive officers as a group.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of September 30, 2008, as to the number of shares of TWC Class A common stock and TWC Class B common stock beneficially owned by each person known to TWC to be the beneficial owner of more than 5% of TWC’s common stock.

Time Warner Cable Inc.
	Class A Common Stock		Class B Common Stock
	Number of	Percent of	Number of	Percent of	Total
	Shares	Class	Shares	Class	Voting
Name of Beneficial Owner(1)	Owned	Owned	Owned	Owned	Power(2)

Time Warner(3)(4)	746,000,000	82.7%	75,000,000	100%	90.6%

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power.

(2)	Reflects the total voting power of such person or entity when both TWC Class A common stock and TWC Class B common stock vote together as a single class.

(3)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 11, 2008 by Time Warner and WCI. The shares are registered in the name of WCI. By virtue of Time Warner’s control of WCI, Time Warner is deemed to beneficially own the shares of TWC Class A common stock and TWC Class B common stock held by WCI and they may be deemed to share voting and dispositive power over such shares. The address of each of Time Warner and WCI is One Time Warner Center, New York, NY 10019.

(4)	Amounts shown as owned by Time Warner may be deemed to be beneficially owned by Mr. Bewkes, who was an executive officer of Time Warner on September 30, 2008 and is also a member of the Board. Mr. Bewkes has disclaimed such beneficial ownership.

This table does not reflect (a) the proposed reverse stock split or (b) the following Separation-related actions that have not yet been effected: (1) the issuance of 80,000,000 shares of TWC Class A common stock to Historic TW Inc., a subsidiary of Time Warner, in exchange for the transfer by Historic TW Inc. of its 12.43% non-voting common stock interest in TW NY Cable Holding Inc. to TWC; (2) certain internal restructuring transactions by Time Warner, pursuant to which Time Warner will become the direct owner of all of the TWC Class A common stock and TWC Class B common stock held by its subsidiaries; (3) the payment of the Special Dividend; (4) the Recapitalization, pursuant to which each outstanding share of TWC Class A common stock and TWC Class B common stock will be converted into one share of TWC Common Stock; and (5) the Distribution.

OUTSTANDING VOTING SECURITIES; VOTING AND VOTE REQUIRED

Section 228 of the DGCL provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for a meeting. Under TWC’s current charter, approval by at least a majority of the outstanding voting power of the TWC Class A common stock and TWC Class B common stock present and voting on the matter at a meeting would be required to approve the reverse stock split and corresponding amendment to the Second Amended and Restated Certificate of Incorporation.

On February 6, 2009, there were issued and outstanding: (i) 902,013,262 shares of TWC Class A common stock, (ii) 75,000,000 shares of TWC Class B common stock and (iii) no shares of preferred stock. Each issued and outstanding share of TWC Class B common stock has ten (10) votes and each issued and outstanding share of TWC Class A common stock has one (1) vote on any matter submitted to a vote of stockholders. The TWC Class A common stock and the TWC Class B common stock vote together as a single class on all matters submitted to a vote of stockholders, except with respect to the election of directors. Time Warner currently owns, through WCI, its wholly owned subsidiary, approximately 82.7% of the outstanding shares of TWC Class A common stock and 100% of the outstanding shares of TWC Class B common stock, which together represent approximately 84% of TWC’s common stock and a 90.6% voting interest on matters in which the holders of TWC Class A common stock and TWC Class B common stock vote together as a single class. The actions described in this Information Statement have been consented to by WCI, in its capacity as the holder of a majority of the outstanding shares of TWC Class A common stock and all of the outstanding shares of TWC Class B common stock. Accordingly, the written consent executed by WCI pursuant to DGCL 228 and delivered to the Company is sufficient to approve the reverse stock split and the related amendment to the Second Amended and Restated Certificate of Incorporation and no further stockholder vote or other action is required.

NOTICE PURSUANT TO DGCL SECTION 228

Pursuant to DGCL Section 228, we are required to provide prompt notice of the taking of a corporate action by written consent to our stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by DGCL Section 228.

APPRAISAL RIGHTS

TWC’s stockholders are not entitled under the DGCL, the Company’s charter or its by-laws to appraisal rights in connection with the proposed reverse stock split and the adoption of the corresponding amendment to the Second Amended and Restated Certificate of Incorporation.

STOCKHOLDERS SHARING AN ADDRESS

In accordance with notices to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one information statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Information Statement may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: 1-877-4-INFO-TWC, by e-mail to: ir@twcable.com or by mail to: Time Warner Cable Inc., One Time Warner Center, North Tower, New York, NY 10019, Attention: Investor Relations. In addition, any street-name stockholders residing at the same address who have received multiple copies of this Information Statement and wish to receive a single copy of the Company’s annual reports, information statements and proxy materials in the future may contact the bank, broker or other holder of record, or the Company at the contact information above.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. You can also read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. You can also obtain information about the Company at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

By Order of the Board of Directors

Marc Lawrence-Apfelbaum
Executive Vice President, General Counsel
and Secretary

          , 2009

APPENDIX A

[1-for-2 Reverse Stock Split Ratio]

CERTIFICATE OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF TIME WARNER CABLE INC.

Time Warner Cable Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 1 of Article IV thereof and inserting the following in lieu thereof:

“Section 1.  Authorized Capital.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 13,500,000,000 shares, consisting of (1) 1,000,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and (2) 12,500,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).”

2. The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by inserting the following at the end of Section 6 of Article IV thereof:

“Upon the filing and effectiveness pursuant to the DGCL of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, each two shares of Common Stock, par value $0.01 per share, issued and outstanding or held by the Corporation as treasury stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock, par value $0.01 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall, upon due surrender of any certificate previously representing a fractional share, be entitled to receive cash for such holder’s fractional share based upon the volume weighted average price of the Common Stock as reported on the New York Stock Exchange Composite Tape on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.”

3. The foregoing amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware and shall become effective as of          , Eastern time, on the date this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Time Warner Cable Inc. has caused this Certificate of Amendment to be executed by a duly authorized officer on this   day of          , 2009.

TIME WARNER CABLE INC.

By:
Name:

Title:

A-1

APPENDIX B

[1-for-3 Reverse Stock Split Ratio]

CERTIFICATE OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF TIME WARNER CABLE INC.

Time Warner Cable Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 1 of Article IV thereof and inserting the following in lieu thereof:

“Section 1.  Authorized Capital.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 9,333,333,333 shares, consisting of (1) 1,000,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and (2) 8,333,333,333 shares of Common Stock, par value $0.01 per share (the “Common Stock”).”

2. The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by inserting the following at the end of Section 6 of Article IV thereof:

“Upon the filing and effectiveness pursuant to the DGCL of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, each three shares of Common Stock, par value $0.01 per share, issued and outstanding or held by the Corporation as treasury stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock, par value $0.01 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall, upon due surrender of any certificate previously representing a fractional share, be entitled to receive cash for such holder’s fractional share based upon the volume weighted average price of the Common Stock as reported on the New York Stock Exchange Composite Tape on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.”

3. The foregoing amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware and shall become effective as of          , Eastern time, on the date this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Time Warner Cable Inc. has caused this Certificate of Amendment to be executed by a duly authorized officer on this   day of          , 2009.

TIME WARNER CABLE INC.

By:
Name:

Title:

B-1